EXHIBIT 10.1

SUMMARY OF EQUITY COMPENSATION PROGRAM
FOR NON-EMPLOYEE DIRECTORS UNDER THE
2004 STOCK INCENTIVE PLAN
                   (AS OF JUNE 7, 2005)

Pursuant to the 2004 Stock Incentive Plan (the "Plan") of Overseas Shipholding Group, Inc. (the "Issuer"), the Board of Directors approved a program under which each newly elected non-employee director is granted upon his election to the Board an option to purchase 7,500 shares of the Issuer's Common Stock, exercisable in three equal installments on each of the first, second and third anniversaries of the date of grant, at an exercise price for each share equal to the closing price of a share of the Issuer's Common Stock on the date of grant.

On the day of each annual meeting of the stockholders of the Issuer following the year in which a non-employee director is initially elected to the Issuer's Board of Directors, such non-employee director is granted 1,000 restricted stock units under the Plan. Each restricted stock unit represents a contingent right to receive one share of Common Stock of the Issuer upon the non-executive director's termination of service as a Board member of the Issuer. The restricted stock units vest upon the earlier of (i) the first anniversary of the date of grant and (ii) the next annual meeting of the stockholders of the Issuer. The restricted stock units have no voting rights and may not be transferred or otherwise disposed while the non-employee director is a director of the Issuer. The non-employee director is entitled to dividends in the form of additional restricted stock units at the same time dividends are paid on the Common Stock in an amount equal to the result obtained by dividing (i) the product of (x) the amount of units owned by a non-employee director on the record date for the dividend on the Common Stock times (y) the dividend per share on the Common Stock by (ii) the closing price of a share of Common Stock on the payment date for the dividend on the Common Stock, which restricted stock units vest immediately on the payment date for the dividend on the Common Stock.